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                    SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the
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             Alliance Global Environment Fund, Inc.
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                  if other than the Registrant)

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         Identify the previous filing by registration statement
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June 5, 1997




Dear Shareholder:


         We are pleased to report the performance of Alliance Global Environment Fund for the semi-annual reporting period ended April 30, 1997. The table below also gives performance data for the First Analysis Securities Corporation (FASC) Environmental Index, a broad-based index of companies in the environmental industry, and the S&P 500 Stock Index, a measure of the broad U.S. stock market, for the 6- and 12-month periods ended April 30.

         For the 6-month period, the Fund's advance of 4.4% underperformed the FASC benchmark, which increased by 5.6%. However, the Fund's advance of 13.1% for the 12-month period outperformed the 5.6% increase in the FASC Index for the same period. The Fund underperformed the S&P 500 over both the 6- and 12-month periods. On April 30, 1997, the Fund's net asset value was $15.87 per share.

INVESTMENT RESULTS                TOTAL RETURNS FOR THE PERIODS
                                      ENDED APRIL 30, 1997
                                  6 MONTHS         12 MONTHS
                                  -----------      -----------

ALLIANCE GLOBAL ENVIRONMENT FUND      4.43%           13.08%
FASC ENVIRONMENTAL INDEX              5.58%            5.58%
S&P 500 STOCK INDEX                  14.71%           25.12%

INVESTMENT ACTIVITY

         The underperformance of the Fund over the most recent reporting period (six months) relative to the benchmark reflects poor short-term performance of a few large holdings, including Republic Industries and U.S. Filter. As we believe that the outlook for both securities is quite favorable, the longer-term performance of the Fund should not be impacted.

         Overall, the Fund remains intensely focused on the growing segments of the environmental services industry, particularly those areas driven by economics and existing, enforced regulations. This focus has led to two primary themes within the Fund: domestic solid waste collection and disposal services and water treatment equipment and services.




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         Domestic solid waste industry fundamentals remain
attractive, with strong internal growth (driven by both price and volume) and a dramatic acceleration of consolidation trends. The Fund has approximately 29% of total assets invested in the solid waste segment, with a particular emphasis on the small and mid-sized companies which stand to benefit most from current industry trends. Significant holdings include United Waste, Republic Industries, American Disposal, Superior Services and USA Waste.

         Similar to the solid waste industry, certain segments of the water treatment equipment and services industry are experiencing strong internal growth and rapid consolidation. The Fund currently has approximately 23% of its holdings in water treatment, including positions in U.S. Filter, Memtec Limited, Generale des Eaux (based in France), Cytec Industries and Culligan Water Technologies.

         Other significant holdings include Allwaste (which is being acquired by Philip Services), an industrial cleaning company, Newpark Resources, an oil field waste services company, and International Alliance Services, a provider of outsourcing services to small businesses.

         The outlook for the remainder of fiscal 1997 is favorable and we believe that the Fund is well-positioned to take advantage of growth opportunities within the environmental services industry.

FUND ANNOUNCES PLAN TO OPEN END

         On April 23, 1997, the Fund's Board of Directors approved and recommended for stockholder approval the conversion from a closed-end to an open-end investment company. This plan follows an open-market share repurchase program which totaled 939,000 shares, or 13.6% of the total shares outstanding, at a cost of $11.9 million, or $12.70 per share. Repurchases under the program added $0.64 per share, or 4.4%, to the Fund's March 15, 1996 net asset value. In percentage terms, the Fund's repurchase program was one of the largest ever conducted by an American closed-end fund, and its anti-dilutive benefit is believed to be the largest resulting from any such program. While the share repurchase program clearly benefited stockholders, the large discount to net asset value at which shares were trading was not materially diminished. Accordingly, the Board determined that it is in the best interests of stockholders of the Fund to convert to open-end status.

         Stockholders are receiving proxy materials for the Fund's July 17, 1997, Annual Meeting of Stockholders at which shareholder's will act on the open-ending proposal. Because adoption of the open-ending proposal requires the affirmative



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vote on 75% of the Fund's outstanding shares, it is especially important that all stockholders complete and return their proxy for the annual meeting. If sufficient votes are not cast to act on the open-ending proposal at the July 17 meeting, the Annual Meeting will be adjourned and rescheduled for a later date. Stockholders desiring additional information regarding the materials or the open-ending proposals should contact Alliance at 1-800-221-5672.

         As always, we thank you for your continued interest and investment in Alliance Global Environment Fund.

                                       Sincerely,


                                       John D. Carifa
                                       Chairman and President


                                       Jeremy R. Kramer
                                       Vice President
































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